Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces First Quarter 2018 Financial Results

•	Record earnings of $13.6 million in the first quarter 2018, an increase of $3.7 million, or 37.7% compared to the first quarter 2017
•	Expanded return on average assets to 1.48% compared to 1.18% in the first quarter 2017
•	Increased quarterly stockholder dividend 30% to $0.1625 per share

DENVER,  April 18, 2018 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced first quarter 2018 net income of $13.6 million, or $0.47 per basic and diluted common share, compared to net income of $9.8 million, or $0.35 per basic and diluted common share, in the first quarter 2017. The $3.7 million increase in first quarter 2018 net income as compared to the same quarter in 2017 was primarily attributable to higher net interest income resulting from higher average loan balances and increased loan yields and a lower tax rate due to the Tax Cuts and Jobs Act of 2017, partially offset by higher noninterest expense resulting from the acquisitions of Castle Rock Bank Holding Company (“Castle Rock”) in late 2017 and Wagner Wealth Management, LLC (“Wagner”) early in the first quarter 2018. In addition, the first quarter 2018 increase in noninterest income was favorably impacted by a $0.3 million gain on sale of a building. The first quarter 2018 net income was  $5.0 million greater than fourth quarter 2017 net income due mostly to higher net interest income, lower noninterest expense due to merger-related expenses incurred in the fourth quarter 2017, and reduced tax expense.

“We achieved another strong quarter highlighted by record earnings of $13.6 million in the first quarter 2018, an increase of $3.7 million, or 38% compared to the first quarter 2017,” said Paul W. Taylor, President and Chief Executive Officer of Guaranty Bancorp. “We grew loans in the first quarter by $40.1 million, or 6% on an annualized basis and deposits increased by $90.1 million, which represented annualized growth of 12%.”

Taylor continued, “Our earnings growth came as a result of balance sheet growth and increased fee income, primarily investment management and trust fees, which increased 0.8 million or 50.9% compared to the fourth quarter 2017. Our robust performance has enabled us to continue to provide solid returns to our stockholders as demonstrated by the increase in our quarterly dividend to $0.1625 per share from $0.125 in 2017, an increase of 30%. Our strong first quarter results, together with a continued healthy Colorado economy, have us well positioned as we enter the second quarter.”

Key Financial Measures

Income Statement

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

	(Dollars in thousands, except per share amounts)
Net income	$13,557	$8,605	$9,840
Operating earnings (1)	13,440	11,885	9,832
Earnings per common share - diluted	0.47	0.30	0.35
Earnings per common share - diluted - operating (1)	0.46	0.41	0.35
Return on average assets	1.48%	0.95%	1.18%
Return on average assets - operating (1)	1.47%	1.31%	1.18%
Return on average equity	13.45%	8.59%	11.17%
Return on average equity - operating (1)	13.33%	11.86%	11.16%
Net interest margin	3.77%	3.77%	3.65%
Net interest margin, fully tax equivalent	3.84%	3.89%	3.76%
Efficiency ratio - tax equivalent (2)	52.91%	49.79%	55.33%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.52%	0.44%	0.43%
Average cost of deposits
(including noninterest-bearing deposits)	0.31%	0.28%	0.23%
Assets under management	$1,465	$866	$821
________________________

(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

(2) The efficiency ratio equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt, impairment of long-lived assets, litigation-related settlements and merger related expenses, divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance have been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands, except per share amounts)
Total investments	$598,391	$614,312	$576,459	$569,812	$584,746
Total loans, net of deferred fees and costs	2,847,465	2,807,388	2,661,866	2,578,472	2,570,750
Allowance for loan losses	(23,350)	(23,250)	(22,900)	(23,125)	(23,175)
Total assets	3,721,651	3,698,890	3,510,046	3,403,852	3,399,651
Total deposits	3,031,714	2,941,627	2,898,060	2,763,623	2,765,630
Book value per common share	14.01	13.86	13.21	12.94	12.64
Tangible book value per common share (1)	11.09	11.13	10.75	10.46	10.13
Equity ratio - GAAP	11.03%	10.95%	10.69%	10.80%	10.56%
Tangible common equity ratio (1)	8.93%	8.99%	8.88%	8.91%	8.65%
Total risk-based capital ratio	13.31%	13.36%	13.50%	13.65%	13.44%
________________________
(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

Net Interest Income and Margin

The following tables present, for the periods indicated, average assets, liabilities and stockholders’ equity, as well as interest income from average interest-earning assets, interest expense from average interest-bearing liabilities and the resultant yields and costs expressed in percentages. Nonaccrual loans are included in the calculation of average loans and leases, while interest thereon is excluded from the computation of yield earned.

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost

	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of deferred fees
and costs (1)(3)	$2,835,485	$32,115	4.59%	$2,728,736	$31,404	4.57%	$2,540,421	$27,392	4.37%
Investment securities (1)
Taxable	364,652	2,556	2.84%	356,457	2,372	2.64%	361,799	2,315	2.59%
Tax-exempt	217,367	1,223	2.28%	222,312	1,220	2.18%	202,094	1,237	2.48%
Bank Stocks (4)	26,845	423	6.39%	19,951	279	5.55%	24,237	389	6.51%
Other earning assets	4,788	19	1.61%	16,206	65	1.59%	4,097	8	0.79%
Total interest-earning assets	3,449,137	36,336	4.27%	3,343,662	35,340	4.19%	3,132,648	31,341	4.06%
Non-earning assets:
Cash and due from banks	35,518			23,879			35,533
Other assets	230,000			236,011			205,972
Total assets	$3,714,655			$3,603,552			$3,374,153

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and NOW	$811,790	$368	0.18%	$831,610	$351	0.17%	$772,880	$357	0.19%
Money market	538,740	623	0.47%	544,882	516	0.38%	490,430	333	0.28%
Savings	204,544	56	0.11%	198,513	56	0.11%	171,738	47	0.11%
Time certificates of deposit	461,901	1,224	1.07%	449,767	1,159	1.02%	374,065	800	0.87%
Total interest-bearing deposits	2,016,975	2,271	0.46%	2,024,772	2,082	0.41%	1,809,113	1,537	0.34%
Borrowings:
Repurchase agreements	43,711	21	0.19%	47,029	23	0.19%	36,466	17	0.19%
Federal funds purchased	1	-	1.95%	1	-	1.95%	1	-	1.46%
Subordinated debentures	65,077	889	5.54%	65,056	872	5.32%	64,993	844	5.27%
Borrowings	232,188	1,062	1.85%	95,052	569	2.37%	210,680	771	1.48%
Total interest-bearing liabilities	2,357,952	4,243	0.73%	2,231,910	3,546	0.63%	2,121,253	3,169	0.61%
Noninterest bearing liabilities:
Demand deposits	931,562			958,934			880,231
Other liabilities	16,389			15,208			15,381
Total liabilities	3,305,903			3,206,052			3,016,865
Stockholders' Equity	408,752			397,500			357,288
Total liabilities and stockholders' equity	$3,714,655			$3,603,552			$3,374,153

Net interest income		$32,093			$31,794			$28,172
Net interest margin			3.77%			3.77%			3.65%
Net interest margin, fully tax
equivalent (2)			3.84%			3.89%			3.76%

(1) Yields on loans and securities have not been adjusted to a tax-equivalent basis.

(2) The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 24.66% for 2018 and 38.01% for 2017.

(3) The loan average balances and rates include nonaccrual loans.

(4) Includes Bankers’ Bank of the West stock, Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers’ Bank stock.

Net Interest Income and Margin (continued)

Net interest income increased $3.9 million in the first quarter 2018 to $32.1 million, compared to $28.2 million in the same quarter in 2017, due to a $5.0 million increase in interest income, partially offset by a $1.1 million increase in interest expense. The increase in interest income was mostly the result of a $316.5 million increase in average earning assets in the first quarter 2018 compared to the same quarter in 2017. The increase in interest expense in the first quarter 2018, compared to the same quarter in 2017, was primarily due to a $0.7 million increase in interest expense on deposits and a $0.3 million increase in interest expense on FHLB borrowings. Interest expense on deposits increased in the first quarter 2018, compared to the same quarter in 2017, due to a $207.9 million increase in average interest bearing deposit balances and a twelve basis point increase in the cost of deposits. The Company acquired $71.1 million in loans and $128.4 million in deposits in the October 2017 acquisition of Castle Rock.

The $0.3 million increase in net interest income in the first quarter 2018 compared to the fourth quarter 2017 was comprised of a $1.0 million increase in interest income partially offset by a $0.7 million increase in interest expense. The $1.0 million increase in interest income in the first quarter 2018 compared to the fourth quarter 2017 was mostly due to a $105.5 million increase in average earning assets. Accretion of discount on acquired loans was $1.0 million in the first quarter 2018, compared to $1.4 million in the fourth quarter 2017 and $0.8 million in the first quarter 2017. The $0.7 million increase in interest expense in the first quarter 2018 compared to the fourth quarter 2017 was mostly due to a $126.0 million increase in average interest-bearing liabilities and a ten basis point increase in the cost of interest-bearing liabilities.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

	(In thousands)
Noninterest income:
Deposit service and other fees	$3,321	$3,546	$3,280
Investment management and trust	2,298	1,523	1,521
Increase in cash surrender value of
life insurance	670	675	595
Gain on sale of securities	-	80	-
Gain on sale of SBA loans	231	285	381
Other	450	461	625
Total noninterest income	$6,970	$6,570	$6,402

First quarter 2018 noninterest income increased $0.4 million compared to the fourth quarter 2017, primarily due to  a $0.8 million increase in investment management and trust income. The increase in investment management and trust income was primarily a result of the January 2018 purchase of the assets under management of Wagner.  At March 31, 2018 assets under management were $1.5 billion compared to $866 million at December 31, 2017 and $821 million at March 31, 2017.

Compared to the first quarter 2017, noninterest income increased $0.6 million in the first quarter 2018, primarily resulting from an increase in investment management and trust income due to the increase in assets under management, described above. Partially offsetting the increase in investment management and trust income was a $0.3 million gain on sale of the Company’s $2.0 million credit card loan portfolio, included in other noninterest income in the table above, in the first quarter 2017.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$12,903	$11,853	$11,926
Occupancy expense	1,738	1,724	1,552
Furniture and equipment	1,060	1,004	945
Amortization of intangible assets	912	776	649
Other real estate owned, net	39	-	68
Insurance and assessments	697	671	706
Professional fees	1,091	974	974
Impairment of long-lived assets	-	170	190
Other general and administrative	3,506	6,784	3,519
Total noninterest expense	$21,946	$23,956	$20,529

First quarter 2018 noninterest expense decreased $2.0 million compared to the fourth quarter 2017, mostly due to a $3.2 million decrease in merger-related expenses (included in other general and administrative expense in the table above), partially offset by a $1.1 million increase in salaries and employee benefit expense. The decline in the merger-related expenses in the first quarter 2018 compared with the fourth quarter 2017 was a result of expenses incurred in relation to the October 2017 Castle Rock acquisition during the fourth quarter 2017. The increase in salaries and employee benefits expense in the first quarter 2018 compared to the fourth quarter 2017 was related to an increase in employees from the Castle Rock and Wagner acquisitions and also the timing of the annual payroll tax cycle.

Compared to the first quarter 2017, noninterest expense increased $1.4 million in the first quarter 2018, primarily resulting from a $1.0 million increase in salaries and employee benefits expense and a $0.3 million increase in amortization of intangible assets. The increase in salaries and employee benefits was related to growth in employees from the Castle Rock and Wagner acquisitions, in addition to a $0.6 million increase in incentive compensation.  The increase in intangible asset amortization in the first quarter 2018 compared to the first quarter 2017 was a direct result of the intangible assets added in the Castle Rock and Wagner acquisitions.

Tax Expense

The Company’s first quarter 2018 income tax expense was favorably impacted by the Tax Cuts and Jobs Act of 2017, which was signed into law in December 2017.  This new tax law reduced the statutory federal corporate tax rate from 35.0% to 21.0%, beginning on January 1, 2018. The Company’s first quarter 2018 income tax expense and effective tax rate were $3.4 million and 19.9%, respectively, compared to income tax expense and an effective tax rate of $4.2 million and 29.9% in the first quarter 2017. In addition, the Company’s first quarter 2018 tax expense benefited from the vesting of 107,786 shares of restricted stock with a weighted average grant price of $15.41 and a weighted average fair value at vesting of $27.71. The increase in the value of these shares between the grant date and the vesting date resulted in the direct benefit to tax expense of approximately $327,000 in the first quarter 2018. In the absence of the direct benefit to tax expense from first quarter 2018 restricted stock vestings the Company’s effective tax rate would have been 21.9%. Comparatively, a direct tax benefit of $511,000 from the vesting of 123,407 shares of restricted stock reduced first quarter 2017 income tax expense, in the absence of this benefit the first quarter 2017 effective tax rate would have been 33.6%.

Balance Sheet

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands)
Total assets	$3,721,651	$3,698,890	$3,510,046	$3,403,852	$3,399,651
Average assets, quarter-to-date	3,714,655	3,603,552	3,423,224	3,404,109	3,374,153
Total loans, net of deferred fees and costs	2,847,465	2,807,388	2,661,866	2,578,472	2,570,750
Total deposits	3,031,714	2,941,627	2,898,060	2,763,623	2,765,630

Equity ratio - GAAP	11.03%	10.95%	10.69%	10.80%	10.56%
Tangible common equity ratio (1)	8.93%	8.99%	8.88%	8.91%	8.65%
________________________
(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

The following table sets forth the amount of loans outstanding at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(In thousands)
Loans held for sale	$1,940	$1,725	$314	$887	$951
Commercial and residential real estate	2,003,326	1,977,431	1,892,828	1,799,114	1,800,194
Construction	107,707	99,965	81,826	99,632	103,682
Commercial	543,818	523,355	499,936	490,771	482,318
Consumer	133,670	143,066	124,625	122,994	120,231
Other	57,123	61,982	62,277	64,920	63,369
Total gross loans	2,847,584	2,807,524	2,661,806	2,578,318	2,570,745
Deferred (fees) and costs	(119)	(136)	60	154	5
Loans, net	2,847,465	2,807,388	2,661,866	2,578,472	2,570,750
Less allowance for loan losses	(23,350)	(23,250)	(22,900)	(23,125)	(23,175)
Net loans	$2,824,115	$2,784,138	$2,638,966	$2,555,347	$2,547,575

The following table presents the quarterly changes in the Company’s loan balances at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(In thousands)
Beginning balance	$2,807,524	$2,661,806	$2,578,318	$2,570,745	$2,519,199
New credit extended	156,311	186,969	192,774	132,420	139,185
Acquisition of Castle Rock Bank	-	71,052	-	-	-
Net existing credit advanced	76,770	77,307	59,275	73,298	111,821
Net pay-downs and maturities	(192,986)	(191,624)	(165,520)	(196,511)	(195,678)
Other	(35)	2,014	(3,041)	(1,634)	(3,782)
Gross loans	2,847,584	2,807,524	2,661,806	2,578,318	2,570,745
Deferred (fees) and costs	(119)	(136)	60	154	5
Loans, net	$2,847,465	$2,807,388	$2,661,866	$2,578,472	$2,570,750

Net change - loans outstanding	$40,077	$145,522	$83,394	$7,722	$51,612

During the first quarter 2018, loans net of deferred costs and fees increased $40.1 million, comprised of $233.1 million in new loans and advances on existing loans, partially offset by $193.0 million in net pay-downs and maturities during the quarter. In addition to contractual loan principal payments and maturities, the first quarter 2018 included $62.3 million in early payoffs related to our borrowers selling their assets, $7.0 million in loan pay-downs related to fluctuations in loan balances of existing customers, and $3.5 million in loan payoffs related to our strategic decision not to match certain financing terms offered by competitors.

Balance Sheet (continued)

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(In thousands)
Noninterest-bearing demand	$973,172	$939,550	$924,361	$876,043	$868,189
Interest-bearing demand and NOW	849,741	813,882	866,309	811,639	821,518
Money market	531,818	527,621	502,400	475,656	489,921
Savings	210,376	201,687	183,366	183,200	178,157
Time	466,607	458,887	421,624	417,085	407,845
Total deposits	$3,031,714	$2,941,627	$2,898,060	$2,763,623	$2,765,630

At March 31, 2018, total deposits were $3.0 billion, an increase of $90.1 million compared to December 31, 2017 and an increase of $266.1 million compared to March 31, 2017. The Company acquired $128.4 million in deposits in the October 2017 Castle Rock transaction. At March 31, 2018, noninterest-bearing deposits as a percentage of total deposits were 32.1%, compared to 31.9% at December 31, 2017 and 31.4% at March 31, 2017.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Guaranty Bank and Trust Company (the “Bank”) as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at March 31, 2018	Ratio at December 31, 2017	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	10.54%	10.57%	7.00%	N/A
Guaranty Bank and Trust Company	12.46%	12.29%	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	11.32%	11.36%	8.50%	N/A
Guaranty Bank and Trust Company	12.46%	12.29%	8.50%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.31%	13.36%	10.50%	N/A
Guaranty Bank and Trust Company	13.19%	13.03%	10.50%	10.00%

Leverage Ratio
Consolidated	9.95%	10.21%	4.00%	N/A
Guaranty Bank and Trust Company	10.95%	11.05%	4.00%	5.00%

At March 31, 2018, all of our regulatory capital ratios remained well above minimum requirements for a “well-capitalized” institution. At March 31, 2018, most of the Company’s bank-level capital ratios had increased compared to December 31, 2017, whereas the consolidated ratios had decreased. Bank regulatory capital ratios increased in the first quarter 2018 while the consolidated ratios decreased because dividends were paid at the consolidated level in the first quarter 2018 while no bank level dividends were paid.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision for loan losses as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands)
Originated nonaccrual loans	$3,696	$3,932	$3,935	$3,332	$3,387
Purchased credit impaired loans	1,495	1,622	809	1,290	1,715
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$5,191	$5,554	$4,744	$4,622	$5,102
Other real estate owned and foreclosed assets	629	761	-	113	257

Total nonperforming assets (NPAs)	$5,820	$6,315	$4,744	$4,735	$5,359

Total classified assets	$26,125	$28,330	$28,186	$29,188	$30,201

Accruing loans past due 30-89 days (1)	$2,671	$2,869	$9,129	$957	$3,858

Charged-off loans	$(261)	$(117)	$(970)	$(338)	$(125)
Recoveries	173	183	248	82	45
Net (charge-offs) recoveries	$(88)	$66	$(722)	$(256)	$(80)

Provision for loan losses	$188	$284	$497	$206	$5

Allowance for loan losses	$23,350	$23,250	$22,900	$23,125	$23,175

Unaccreted loan discount (2)	$12,046	$13,049	$11,654	$12,665	$13,896

Selected ratios:
NPLs to loans, net of deferred fees and costs (3)	0.18%	0.20%	0.18%	0.18%	0.20%
NPAs to total assets	0.16%	0.17%	0.14%	0.14%	0.16%
Allowance for loan losses to NPLs	449.82%	418.62%	482.72%	500.32%	454.23%
Allowance for loan losses to loans, net of
deferred fees and costs (3)	0.82%	0.83%	0.86%	0.90%	0.90%
Loans 30-89 days past due to loans, net of
deferred fees and costs (3)	0.09%	0.10%	0.34%	0.04%	0.15%
Texas ratio (4)	1.38%	1.53%	1.22%	1.26%	1.39%
Classified asset ratio (5)	6.73%	7.43%	7.57%	8.08%	8.24%
________________________

(1) Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2) Related to loans acquired in the Home State and Castle Rock transactions.
(3) Loans, net of deferred fees and costs, exclude loans held for sale.
(4) Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.
(5) Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

Asset Quality (continued)

The following tables summarize past due loans held for investment by class as of the dates indicated:

March 31, 2018	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$28	$-	$1,279	$1,307	$2,003,243
Construction	-	-	-	-	107,702
Commercial	1,760	-	2,540	4,300	543,795
Consumer	453	-	178	631	133,664
Other	430	-	1,194	1,624	57,121
Total	$2,671	$-	$5,191	$7,862	$2,845,525

December 31, 2017	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$410	$-	$1,750	$2,160	$1,977,335
Construction	-	-	-	-	99,960
Commercial	1,663	-	2,079	3,742	523,330
Consumer	469	-	444	913	143,059
Other	327	-	1,281	1,608	61,979
Total	$2,869	$-	$5,554	$8,423	$2,805,663

At March 31, 2018, nonperforming assets were $5.8 million, a decrease of $0.5 million compared to December 31, 2017 and an increase of $0.5 million compared to March 31, 2017. As a result of the Castle Rock transaction, the Company acquired $1.6 million of nonperforming loans and $0.8 million of other real estate owned. At March 31, 2018, performing troubled debt restructurings were $18.4 million, compared to $18.1 million at December 31, 2017 and $23.2 million at March 31, 2017. The year-over-year decrease in performing troubled debt restructurings was primarily due to the payoff of a $9.4 million out-of-state loan syndication during the third quarter 2017, partially offset by the modification of a single commercial loan during the fourth quarter 2017.

Net charge offs were $0.1 million during the first quarter 2018, compared to net recoveries of $0.1 million during the fourth quarter 2017 and net charge-offs of $0.1 million in the first quarter 2017. During the first quarter 2018, the Bank recorded a $0.2 million provision for loan losses, compared to a $0.3 million provision in the fourth quarter 2017 and an immaterial provision in the first quarter 2017. The Bank considered recoveries, historical charge-offs, the level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of March 31, 2018, the Company had 29,297,002 shares of voting common stock outstanding, of which 440,787 shares were in the form of unvested stock awards.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and operating earnings adjusted for merger-related expenses, OREO expenses, debt termination expense, impairments of long-lived assets, litigation-related settlements, securities gains and losses, net deferred tax asset write-downs and gains or losses on the sale or disposal of other assets. The Company also discloses the following GAAP profitability metrics alongside the operating earnings equivalent: return on average assets, return on average equity and earnings per share (diluted).

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP operating earnings to GAAP net income as of the dates indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

	(Dollars in thousands, except per share amounts)
Net income	$13,557	$8,605	$9,840
Expenses adjusted for:
Expenses (gains) related to other real
estate owned, net	33	-	68
Merger-related expenses	75	3,319	-
Impairment of long-lived assets	-	170	190
Litigation-related settlements	-	75	-
Income adjusted for:
Gain on sale of securities	-	(80)	-
Gain on sale of other assets	(281)	-	(271)
Pre-tax earnings adjustment	(173)	3,484	(13)
Tax effect of adjustments (1)	56	(1,180)	5
Net deferred tax assets write-down (2)	-	976	-
Tax effected operating earnings adjustment	(117)	3,280	(8)
Operating earnings	$13,440	$11,885	$9,832

Average assets	$3,714,655	$3,603,552	$3,374,153

Average equity	$408,752	$397,500	$357,288

Fully diluted average common
shares outstanding:	29,036,820	28,791,748	28,090,179

Earnings per common
share–diluted:	$0.47	$0.30	$0.35
Earnings per common
share–diluted - operating:	$0.46	$0.41	$0.35

ROAA (GAAP)	1.48%	0.95%	1.18%
ROAA - operating	1.47%	1.31%	1.18%

ROAE (GAAP)	13.45%	8.59%	11.17%
ROAE - operating	13.33%	11.86%	11.16%
________________
(1) Tax effect calculated using a combined federal and state marginal tax rate of 24.66% for 2018 and 38.01% for 2017, adjusted for tax effect of nondeductible merger-related expenses.
(2) The net deferred tax assets write-down relates to the Tax Cuts and Jobs Act of 2017.

Non-GAAP Financial Measures (continued)

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$410,432	$404,899	$375,152	$367,529	$358,838
Less: Goodwill and other intangible assets	(85,608)	(79,547)	(69,752)	(70,424)	(71,072)
Tangible common equity	$324,824	$325,352	$305,400	$297,105	$287,766

Number of common shares outstanding	29,297,002	29,222,264	28,401,870	28,406,758	28,393,278

Book value per common share	$14.01	$13.86	$13.21	$12.94	$12.64
Tangible book value per common share	$11.09	$11.13	$10.75	$10.46	$10.13

Tangible Common Equity Ratio
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands)
Total stockholders' equity	$410,432	$404,899	$375,152	$367,529	$358,838
Less: Goodwill and other intangible assets	(85,608)	(79,547)	(69,752)	(70,424)	(71,072)
Tangible common equity	$324,824	$325,352	$305,400	$297,105	$287,766

Total assets	$3,721,651	$3,698,890	$3,510,046	$3,403,852	$3,399,651
Less: Goodwill and other intangible assets	(85,608)	(79,547)	(69,752)	(70,424)	(71,072)
Tangible assets	$3,636,043	$3,619,343	$3,440,294	$3,333,428	$3,328,579

Equity ratio - GAAP (total stockholders'
equity / total assets)	11.03%	10.95%	10.69%	10.80%	10.56%
Tangible common equity ratio (tangible
common equity / tangible assets)	8.93%	8.99%	8.88%	8.91%	8.65%

About Guaranty Bancorp

Guaranty Bancorp is a $3.7 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums and the effects of the Tax Cuts and Jobs Act of 2017; changes in accounting policies and practices; changes in business strategy or development plans; failure or inability to complete mergers or other corporate transactions; failure or inability to realize fully the expected benefits of mergers or other corporate transactions; difficulty retaining key employees; the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31,	December 31,	March 31,
	2018	2017	2017
	(In thousands)
Assets
Cash and due from banks	$44,340	$51,553	$40,513

Time deposits with banks	254	254	254

Securities available for sale, at fair value	316,878	329,977	318,280
Securities held to maturity	257,792	259,916	243,452
Bank stocks, at cost	23,721	24,419	23,014
Total investments	598,391	614,312	584,746

Loans held for sale	1,940	1,725	951

Loans, held for investment, net of deferred fees and costs	2,845,525	2,805,663	2,569,799
Less allowance for loan losses	(23,350)	(23,250)	(23,175)
Net loans, held for investment	2,822,175	2,782,413	2,546,624

Premises and equipment, net	65,425	65,874	66,001
Other real estate owned and foreclosed assets	629	761	257
Goodwill	67,917	65,106	56,404
Other intangible assets, net	17,691	14,441	14,668
Bank owned life insurance	79,143	78,573	66,034
Other assets	23,746	23,878	23,199
Total assets	$3,721,651	$3,698,890	$3,399,651

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$973,172	$939,550	$868,189
Interest-bearing demand and NOW	849,741	813,882	821,518
Money market	531,818	527,621	489,921
Savings	210,376	201,687	178,157
Time	466,607	458,887	407,845
Total deposits	3,031,714	2,941,627	2,765,630

Securities sold under agreement to repurchase	39,876	44,746	34,457
Federal Home Loan Bank line of credit borrowing	108,100	157,444	90,400
Federal Home Loan Bank term notes	50,000	70,000	72,432
Subordinated debentures, net	65,086	65,065	65,002
Interest payable and other liabilities	16,443	15,109	12,892
Total liabilities	3,311,219	3,293,991	3,040,813

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	860,455	859,541	832,846
Accumulated deficit	(333,503)	(343,383)	(361,592)
Accumulated other comprehensive loss	(8,855)	(4,694)	(6,416)
Treasury stock	(107,665)	(106,565)	(106,000)
Total stockholders’ equity	410,432	404,899	358,838
Total liabilities and stockholders’ equity	$3,721,651	$3,698,890	$3,399,651

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2018	2017

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$32,115	$27,392
Investment securities:
Taxable	2,556	2,315
Tax-exempt	1,223	1,237
Dividends	423	389
Federal funds sold and other	19	8
Total interest income	36,336	31,341
Interest expense:
Deposits	2,271	1,537
Securities sold under agreement to repurchase	21	17
Borrowings	1,062	771
Subordinated debentures	889	844
Total interest expense	4,243	3,169
Net interest income	32,093	28,172
Provision for loan losses	188	5
Net interest income, after provision for loan losses	31,905	28,167
Noninterest income:
Deposit service and other fees	3,321	3,280
Investment management and trust	2,298	1,521
Increase in cash surrender value of life insurance	670	595
Gain on sale of SBA loans	231	381
Other	450	625
Total noninterest income	6,970	6,402
Noninterest expense:
Salaries and employee benefits	12,903	11,926
Occupancy expense	1,738	1,552
Furniture and equipment	1,060	945
Amortization of intangible assets	912	649
Other real estate owned, net	39	68
Insurance and assessments	697	706
Professional fees	1,091	974
Impairment of long-lived assets	-	190
Other general and administrative	3,506	3,519
Total noninterest expense	21,946	20,529
Income before income taxes	16,929	14,040
Income tax expense	3,372	4,200
Net income	$13,557	$9,840

Earnings per common share–basic:	$0.47	$0.35
Earnings per common share–diluted:	0.47	0.35
Dividend declared per common share:	$0.16	$0.13

Weighted average common shares outstanding-basic:	28,822,829	27,867,558
Weighted average common shares outstanding-diluted:	29,036,820	28,090,179